Exhibit 10.2

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) is entered into as of December 11, 2007 (the “Effective Date”) by and between TVI Corporation, a Maryland corporation (the “Company”), and Donald C. Yount, Jr. (the “Executive”)(each a “Party,” collectively, the “Parties”).

EXPLANATORY NOTE

WHEREAS, the Executive provides valuable and necessary services to the Company making the Executive’s continuity of employment beneficial to the Company and its stockholders;

WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to maintain ongoing employment; and

WHEREAS, in furtherance of this interest of the Company, this Agreement establishes a severance benefit to provide the Executive with enhanced financial security and economic incentive to remain employed.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree under seal as follows.

Section 1. At-Will Employment.

(a) At-Will Employment. Executive and the Company agree that Executive’s employment with the Company is, and shall remain, “at-will.” Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without cause, at the option of either Party.

(b) Severance Benefit. Executive’s at-will status shall not be construed to deprive Executive of his/her entitlement to severance benefits upon the involuntary termination of the Executive and the qualifying circumstances described in this Agreement.

Section 2. Severance Benefits.

If Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then, subject to Section 3, Executive will receive: (i) twelve (12) months of Executive’s base salary, as in effect immediately prior to the date of termination, payable in equal installments in accordance with the Company’s regular pay schedule and practices; (ii) reimbursement for premiums paid for medical benefits (the “COBRA Benefits”) for Executive and Executive’s eligible dependents under the Company’s benefit plans for twelve (12) months following Executive’s termination of employment, payable when such premiums are due (provided Executive and Executive’s eligible dependents validly elect to continue coverage under applicable law); and (iii) full accelerated vesting with respect to Executive’s then outstanding, unvested Company stock options granted on or prior to the date hereof.

Section 3. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 2 will be subject to Executive signing and not revoking a separation agreement and release of any and all claims whatsoever against the Company, its affiliates and their directors, officers, employees and agents, in the form provided to Executive by the Company, attached here to as Exhibit A. No severance will be paid or provided until the separation agreement and release agreement becomes effective (the “Release Effective Date”).

(b) Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its affiliates and their directors, officers, employees or agents. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(c) Other Requirements. Executive agrees to continue to comply with the terms of the Company’s Confidentiality, Innovations and Non-Solicitation Agreement entered into by Executive (the “Confidential Information Agreement”).

Section 4. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s conviction of, or plea of nolo contendre to, a charge or commission of a felony; (ii) Executive’s willful and continued failure to perform the duties and responsibilities of his/her position; (iii) Executive’s negligence, failure, incompetence or insubordination, as determined in the good faith, reasonable discretion of the Company, to perform the duties and functions reasonably assigned by the Company; (iv) any act of personal dishonesty taken by Executive in connection with his/her responsibilities as an employee of the Company; (v) Executive materially breaching Executive’s Confidential Information Agreement; (vi) any other conduct engaged in by the Executive with the intended purpose, or foreseeable likelihood, of resulting in material harm or detriment to the Company including, but not limited to, the diversion of work opportunity away from the Company, or competing with the Company; (vii) any other act or omission on Executive’s part for which Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (viii) the Executive’s Disability. Termination caused by death or Disability of the Executive shall not constitute termination “without Cause.” For purposes of this Agreement, the term “Disability” will have the same defined meaning as in the Company’s long-term disability plan, as may be in effect from time to time.

(b) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s consent: (i) a material reduction of Executive’s principal duties, title, authority or responsibilities in effect as of this date; (ii) a reduction in Executive’s base salary (other than amounts disputed in good faith with the basis for such dispute set forth by the Company in writing); (iii) the Company requiring Executive to relocate his or her principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a fifty (50) mile radius from Executive’s current principal place of employment or residence; or (iv) the requirement that the Executive engage in any unlawful act or act of dishonesty, fraud or deception in the course of his or her employment; provided however, that Executive only will have Good Reason if the event or circumstances constituting Good Reason specified in any of the preceding clauses is not cured within thirty (30) days after Executive gives written notice to the Board. Executive’s actions approving any of the foregoing changes (that otherwise may be considered Good Reason) will be considered consent for the purposes of this Good Reason definition.

Section 5. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

Section 6. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given: (a) on the date of delivery if delivered personally; (b) one day after being sent overnight by a well established commercial overnight service; or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glenn Dale, MD 20769

Attn: CEO

with a copy to:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glenn Dale, MD 20769

Attn: General Counsel

If to Executive:

at the last residential address known by the Company.

Section 7. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

Section 8. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Maryland before a single selected arbitrator of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Maryland Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

Section 9. Integration. This Agreement represents the entire agreement and understanding between the parties as to the specific subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral (except for any terms that provide for the accelerated vesting of Executive’s equity awards if they are not assumed or substituted by a successor corporation). No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

Section 10. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

Section 11. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

Section 12. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

Section 13. Governing Law. This Agreement will be governed by the laws of the State of Maryland (with the exception of its conflict of laws provisions).

Section 14. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

Section 15. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

TVI CORPORATION

/s/ Harley A. Hughes
Harley A. Hughes, CEO and President

EXECUTIVE

/s/ Donald C. Yount, Jr.